Exhibit 23.5

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Ave., Dongcheng District

Beijing 100738, PRC

Tel: +86 10 8525 5500    Fax: +86 10 8525 5511 / 8525 5522

Beijing • Shanghai • Shenzhen • Hong Kong • Haikou • Wuhan • Singapore

www.hankunlaw.com

Consent of Han Kun Law Offices

July 24, 2023

To:	CHECHE GROUP INC. (the “Company”)

8/F, Desheng Hopson Fortune Plaza 13-1 Deshengmenwai Avenue

Xicheng District, Beijing 100088, China

Dear Sirs/Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purpose of this letter only, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan). We have acted as PRC legal counsel for Cheche Technology Inc. (“CCT”), an exempted company incorporated under the laws of the Cayman Islands, in connection with the registration statement on Form F-4 filed by the Company with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) on July 24, 2023 (the “Registration Statement”).

We hereby consent to the reference of our name in the Registration Statement and the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Han Kun Law Offices
HAN KUN LAW OFFICES